Exhibit 10.3

(form effective February 26, 2014)

STOCK-ONLY STOCK APPRECIATION RIGHT AWARD CERTIFICATE

Award Number: 2014 – SAR-01	Award Date: February 26, 2014

Expiration Date: February 26, 2024	Number of Stock-Only
Stock Appreciation Rights: 9999

Fair Market Value on Grant Date (the “Exercise Price”): $ 29.89	1st Tranche Vesting Date: February 26, 2015
2nd Tranche Vesting Date: February 26, 2016
3rd Tranche Vesting Date: February 26, 2017

THIS CERTIFIES THAT P. H. Glatfelter Company, a Pennsylvania corporation (the “Company”), has on the Award Date specified above granted to:

[Name of Employee]

(the “Participant” as defined in the Plan) an award (the “Award”) to receive the number of Stock-Only Stock Appreciation Rights (“SOSARs”) indicated above in the box labeled “Number of Stock-Only Stock Appreciation Rights,” each SOSAR representing the right to receive a payment of Shares having a Fair Market Value equal to the amount of appreciation, if any, in the Fair Market Value of one share of Common Stock from the date of grant of a SOSAR to the date of its exercise, subject to certain restrictions and on the terms and conditions contained in this Award Certificate and the Company’s Amended and Restated Long-Term Incentive Plan, as amended effective May 9, 2013 (the “Plan”). In the event of any conflict between the terms of the Plan and this Award Certificate, the terms of the Plan will prevail. Any capitalized terms not defined herein will have the meaning set forth in the Plan.

* * * *

1. Rights of the Participant with Respect to the Stock-Only Stock Appreciation Rights.

(a) No Shareholder Rights. The SOSARs granted pursuant to the Plan do not and will not entitle the Participant to any rights of a holder of Common Stock. The rights of the Participant with respect to the SOSARs will remain forfeitable at all times prior to the date on which such rights become vested, in accordance with Sections 2, 3 or 4.

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(form effective February 26, 2014)

(b) Expiration of Stock-Only Stock Appreciation Rights. Each SOSAR was granted on the Award Date indicated above and will expire on the Expiration Date indicated above (based on a ten-year expiration term). Notwithstanding Section 4, no SOSAR will be exercisable after the Expiration Date.

2. Vesting. One-third (1/3) of the total amount of SOSARs awarded will vest and become exercisable on the first, second and third anniversaries of the Award Date if the Participant remains continuously employed by the Company or any of its subsidiaries until the respective vesting dates. In the event the vesting schedule set forth above yields a fractional number of SOSARs, the number of SOSARs subject to vesting in any given year will be rounded down to the nearest number of SOSARs.

3. Early Vesting upon Separation Following Change in Control. Notwithstanding the other vesting provisions contained in Section 2, but subject to the other terms and conditions set forth herein including Section 10 herein, in the event of the Participant’s (i) involuntary Separation from Service by the Company or any of its subsidiaries other than for Cause or (ii) voluntary Separation from Service with the Company or any of its subsidiaries for Good Reason, which follows by a Change in Control, all of the SOSARs will become immediately and unconditionally vested.

4. Forfeiture or Early Vesting upon Separation from Service.

(a) Separation from Service for Cause. If the Company or any of its subsidiaries terminates the Participant’s employment for Cause, then all outstanding SOSARs, whether vested or unvested, will be immediately and irrevocably forfeited.

(b) Death or Disability. Upon the Separation from Service due to death of the Participant, or the termination of service of the Participant due to Disability (whether or not a Separation from Service), then all unvested SOSARs shall accelerate and become fully vested and exercisable for three years from the date of such death or Disability, or, if shorter, until the end of the term of a particular SOSAR as set forth herein.

(c) Vesting upon Retirement. In the event of the Participant’s Retirement , then an amount of unvested SOSARs shall vest equal to a percentage, the numerator of which equals the number of days that have elapsed as of the date in the applicable vesting period on which Retirement occurs, and the denominator of which equals the total number of days in such applicable vesting period, rounded down to the nearest whole Share. For example, if a Participant holds a SOSAR Award for 12,000 shares vesting one-third in each year, and Retires on July 31 of the second year of the vesting period, such Participant would have vested in one-third of the Award at the end of the first year of the vesting period, and will have accelerated vesting of 2,323 Shares under such SOSAR Award as of the date of Retirement (4,000 Shares X 212/365). Such vested SOSARS, together with all other vested and unexercised SOSARS may be exercised by the Participant, or his or her beneficiaries, for three years following the date of Retirement, or, if shorter, until the end of the term of a particular SOSAR as established in the original Award Agreement.

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(d) Other Termination. If a Participant ceases to be an employee of the Company or any of its subsidiaries for reasons other than death, Disability, Retirement, or involuntary Termination for Cause, this is referred to as an “Other Termination.” For a period of ninety days following such Other Termination, the Participant may exercise any SOSARs that vested prior to such Other Termination. All unvested SOSARs on the date such Other Termination will be immediately and irrevocably forfeited.

5. Exercise of Stock-Only Stock Appreciation Rights. Any SOSAR may be exercised at any time during the period commencing with the first date such SOSAR has vested under the vesting schedule set forth in Section 2 above, or as otherwise provided for in Sections 3 and 4 above, and ending on the Expiration Date, or as otherwise provided in Section 4 above (the “SOSAR Term”). A Participant may exercise the SOSAR for all or part of the number of Shares which he or she is eligible to exercise under the terms of the SOSAR. Upon exercise of a vested SOSAR, the Participant will receive Shares having a Fair Market Value equal to the excess, if any, of the Fair Market Value of a Share on the date of exercise over the amount indicated above in the box labeled “Exercise Price.”

6. Method of Exercise. SOSARs may be exercised by delivering written notice to the Company during the SOSAR Term which notice must state the Participant’s election to exercise the SOSARs, the number of SOSARs being exercised and such other representations and agreements as to the Participant’s investment intent with respect to such SOSARs as may be required pursuant to the provisions of the Plan. The written notice must be signed by the Participant, or, in the event of the exercise of a SAR following the death of the Participant pursuant to Section 4, by the legal representative of the Participant’s estate.

7. Delivery of Shares. Upon the exercise of a SOSAR, the Company will issue or deliver to the Participant certificates for the number of Shares the Participant is entitled to receive under the terms of this Award Certificate as soon as practicable; and, when possible, in the same calendar year. The Company will not deliver any fractional share of Common Stock but will instead round down to the next full number the amount of Shares to be delivered.

8. Restriction on Transfer. No SOSARs will be transferable by the Participant otherwise than by will or by the laws of descent and distribution, to the extent consistent with the terms of the Plan and the Award Certificate, and all SOSARs will be exercisable, during the Participant’s lifetime, only by the Participant.

9. Tax Matters.

(a) In order to comply with all applicable federal, state and local tax laws or regulations, the Company may take such actions as it deems appropriate to ensure that all applicable federal, state and local payroll, withholding, income or other taxes are withheld or collected from the Participant.

(b) In accordance with the terms of the Plan, and such rules as may be adopted by the Committee under the Plan, the Participant may elect to satisfy the Participant’s federal, state and local tax withholding obligations arising from the receipt of or the vesting of the SOSARs, by (i) delivering cash, check or money order payable to the Company, or (ii) having the Company withhold a portion of the Shares otherwise to be delivered having a

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Fair Market Value equal to the amount of such taxes. The Participant’s election must be made on or before the date that any such withholding obligation with respect to the SOSARs arises. If the Participant fails to make a timely election, the Company will have the right to withhold a portion of the Shares otherwise to be delivered having a Fair Market Value equal to the amount of such taxes.

10. Change in Control; Value Restoration Payment. In the event of a Change in Control in which the Company’s stock is no longer the stock of the surviving entity, the Company shall cause the surviving entity to issue replacement SOSARs (“Replacement SOSARs”). The number of Replacement SOSARs to be issued shall be calculated based on the fair market value of the Company’s Common Stock at the date of the Change in Control divided by the fair market value of the surviving entity’s common stock on such date. For purposes of determining the economic equivalence of the Replacement SOSARs, the exercise price of the Replacement SOSARs shall be determined so that the ratio between the Fair Market Value of the Company’s Common Stock on the date of grant of the original SOSAR and the Fair Market Value of the Company’s Common Stock on the date of the Change in Control is preserved with respect to the Replacement SOSARs’ exercise price in relation to the surviving entity’s common stock underlying the Replacement SOSARs; provided that no such replacement shall cause the Replacement SOSARs to become subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). If such Replacement SOSARs are not issued for any reason, or if the common stock of the surviving entity is not publicly traded at the date of the Change in Control, then, notwithstanding the provisions of Section 3, all SOSARs shall vest in full upon the occurrence of the Change in Control.

The terms and provisions of this Certificate shall continue to apply to the Replacement SOSARs upon issuance, including, without limitation, Section 3. In addition, the Participant shall be entitled to receive, with respect to Replacement SOSARs that vest on each vesting date a value restoration payment with respect to such Replacement SOSARs (a “Value Restoration Payment”). The Value Restoration Payment shall be equal to the difference between the fair market value of the shares of the surviving entity’s common stock the Participant would have received had he/she exercised the Replacement SOSARs on the date of the Change in Control and, if less, the fair market value of the surviving entity’s common stock the Participant would receive if he/she were to exercise the Replacement SOSARs on the date of vesting (including the date of accelerated vesting, if applicable, in the event of termination as described in Section 3). For example, if the value of the surviving entity’s common stock is $20.00 per share on the date of the Change in Control and is $15.00 per share on the date of vesting, the Participant shall be entitled to receive a Value Restoration Payment equal to $5.00 per Replacement SOSAR with respect to each Replacement SOSARs vesting on such vesting date. Any such Value Restoration Payment shall include interest (at the prime rate of interest of the Company’s principal bank in effect on the vesting date for the period between the date of the Change in Control and the applicable vesting date), and shall be paid in cash within thirty (30) days after the applicable vesting date.

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11. Miscellaneous.

(a) The Plan does not confer on the Participant any right with respect to the continuance of any relationship with the Company or its subsidiaries, nor will it interfere in any way with the right of the Company to terminate such relationship at any time.

(b) The Company will not be required to deliver any Shares upon exercise of any SOSARs until the requirements of any federal or state securities laws, rules or regulations or other laws or rules (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

(c) An original record of the Award and all the terms thereof, executed by the Company, will be held on file by the Company. To the extent there is any conflict between the terms contained in the Award Certificate and the terms contained in the original record held by the Company, the terms of the original record held by the Company will control.

12. Certain Definitions.

(a) “Cause” shall mean (i) an act or acts of personal dishonesty taken by the Participant and intended to result in substantial personal enrichment of the Participant at the expense of the Company, (ii) the Participant’s willful, deliberate and continued failure to substantially perform for the Company the normal material duties related to Participant’s job position which are not remedied in a reasonable period of time after receipt of written notice from the Company, (iii) violation by the Participant of any of the Company’s policies, including, but not limited to, policies regarding sexual harassment, insider trading, confidentiality, non-disclosure, non-competition, non-disparagement, substance abuse and conflicts of interest and any other written policy of the Company, which violation could result in the termination of the Participant’s employment; or (iv) the conviction of the Participant of a felony.

(b) “Change in Control” shall have the meaning set forth in the Plan.

(c) “Committee” shall have the meaning set forth in the Plan.

(d) “Disability” shall have the meaning set forth in the Plan.

(e) “Fair Market Value” shall have the meaning set forth in the Plan.

(f) “Good Reason” shall mean “Good Reason” as defined in the Participant’s Change in Control Employment Agreement for those Participants subject to such agreement; otherwise, “Good Reason” shall mean (i) a material diminution in the Participant’s base salary, or (ii) a material change in the geographic location at which the Participant must perform services (for this purpose, a requirement that the Participant’s services be performed at a location less than forty (40) miles from the location where the Participant previously performed services shall not be considered a material change); provided that within ninety (90) days after the occurrence of any of the events listed in clauses (i) or (ii) above the Participant delivers written notice to the Company of his/her intention to terminate his/her employment for Good Reason specifying in reasonable detail the facts and circumstances deemed to give rise to the Participant’s right to

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terminate his/her employment for Good Reason and the Company shall not have cured such facts and circumstances within thirty (30) days after delivery of such notice by the Participant to the Company (unless the Company shall have waived its right to cure by written notice to the Participant) and provided further that the Participant in fact have a Separation from Service no later than thirty (30) days following the expiration of such thirty (30) day period.

(g) “Retirement” shall mean the retirement of an employee from employment with the Company and all affiliates on or after attaining age 65, or on or after attaining age 55 with a minimum of ten (10) years of service.

(h) “Separation from Service” shall have the meaning set forth in the Plan.

(i) “Share” shall have the meaning set forth in the Plan.

A copy of the Amended & Restated Long-Term Incentive Plan is available by request to the office of the Corporate Secretary.

P. H. GLATFELTER COMPANY

By my signature below, I hereby acknowledge receipt of this Award Certificate on the date shown above, which is made pursuant to the terms and conditions of the Plan. I further acknowledge that I have reviewed the Plan and agree to conform to all of the terms and conditions of this Award Certificate and the Plan.

Signature:		Date:
[Name of Participant]

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